Exhibit 99.1

Aventine Renewable Energy Holdings, Inc. Announces Launch of Offering of Senior Notes

PEKIN, IL., (March 9, 2007) — Aventine Renewable Energy Holdings, Inc. today announced that it has launched a $300 million offering of senior notes.  The net proceeds of the offering will be used to fund a portion of the Company’s capacity expansion plans.

The notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, and outside the United States only to non-U.S. persons under Regulation S of the Securities Act of 1933.

The notes have not been registered under the Securities Act of 1933 or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state laws.